EXHIBIT 3.1

Articles of Amendment - Business/Professional

Secretary of State - Corporation Division - 255 Capitol St. NE, Suite 151 - Salem, OR 97310-1327 - http://www.FilinginOregon.com - Phone: (503) 986-2200

REGISTRY NUMBER: 722395-86

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.
We must release this information to all parties upon request and it will be posted on our website.

For office use only

Please Type or Print Legibly in **Black** Ink.

1) **ENTITY NAME:** PremierWest Bancorp

2) **STATE THE ARTICLE NUMBER(S):** and set forth the article(s) as it is amended to read. (Attach a separate sheet if necessary.)

Article III, Section A is amended (see attached Exhibit A).

3) **THE AMENDMENT WAS ADOPTED ON:** December 16, 2010

(If more than one amendment was adopted, identify the date of adoption of each amendment.)

4) **CHECK THE APPROPRIATE STATEMENT:**

☒ Shareholder action was required to adopt the amendment(s).

The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
Common	100,348,303	100,348,303	72,223,993	10,259,916

☐ Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

☐ The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

5) **EXECUTION:** (Must be signed by at least one officer or director.)
By my signature, I declare as an authorized authority, that this filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

Signature:	Printed Name:	Title:
/s/ Tom Anderson	Tom Anderson	EVP / Chief Administrative Officer

CONTACT NAME: (To resolve questions with this filing.)

Kenneth R. Haglund, Jr.

PHONE NUMBER: (Include area code.)

503-778-2148

11 - Articles of Amendment - Business Professional (01/10)

Exhibit A

Article III, Section A of the Articles of Incorporation of PremierWest Bancorp is hereby amended and restated in its entirety as follows:

            “A.      Authorized Classes of Shares.

            (i)         Immediately upon the filing of this Amendment to Articles of Incorporation (the “Effective Time”) by the Secretary of State of the State of Oregon, each ten outstanding shares of the Corporation’s common stock will be exchanged and combined, automatically, without further action, into one share of common stock (the “Reverse Split”). Any fractional shares resulting from that exchange and combination will not be issued, but will be paid out in cash (without interest or deduction) in the amount equal to the number of shares exchanged and combined into such fractional share multiplied by the closing trading price of the Corporation’s common stock on The NASDAQ Capital Market on the trading day immediately before the Effective Time.  Each stock certificate that immediately prior to the Effective Time represented shares of common stock (the “Old Certificates”) shall thereafter represent that number of whole shares of common stock into which the shares of common stock represented by the Old Certificate shall have been exchanged and combined, and the right to receive payment for resulting fractional shares.  Each person holding of record an Old Certificate shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of common stock to which such person is entitled, or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of whole shares of common stock to which such person is entitled, under the foregoing exchange and combination.

            (ii)        Immediately after the Reverse Split, the Corporation is authorized to issue 151,000,000 shares of stock, divided into two classes as follows:

                        1,000,000 shares of preferred stock, no par value (“Preferred Stock”). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles (“Preferred Stock Designation”). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of Article III or by action of the shareholders of the Corporation; and

                        150,000,000 shares of common stock, no par value (“Common Stock”).

Except as may otherwise be provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.”